Execution Copy

AMENDMENT NUMBER ONE TO EMPLOYMENT AGREEMENT

AGREEMENT dated as of December 12, 2008 between MAIDENFORM, INC., a New York corporation with a principal place of business at 485 F U.S. Highway 1 South, Iselin, NJ 08830 (the “Employer”), Thomas J. Ward (the “Employee”).

WHEREAS, the parties entered into an Employment Agreement dated as of May 11, 2004 (the Employment Agreement”); and

Whereas on July 28, 2008, Mr. Ward voluntarily relinquished the position of Chief Executive Officer of the Employer and Parent; and

WHEREAS, the parties wish to amend the agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.           Section 10(b)(2) of the Employment Agreement is amended to read in its entirety, as follows:

In addition, if the Employee or his dependents are otherwise eligible for COBRA continuation of group health plan coverage and the Employee (or his dependents) timely elect such coverage, then for a period of eighteen (18) months following the Termination Date, subject to any delay required pursuant to Section 10(g), the Employer shall pay to the Employee on the first Employer payroll date in each month following the Termination Date an amount equal to 100% of the monthly premium for such COBRA coverage for the applicable month.  The foregoing payments shall each be a bonus to the Employee subject to tax and other required withholdings and each such payment shall include a gross-up payment in an amount equal to all such applicable taxes at the Employee’s maximum marginal rates.

2.           The following provisions are added to the Employment Agreement as a new Section 10 (f), to read in its entirety, as follows:

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder

(collectively “Code Section 409A”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

If Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit pursuant to Section 10 (b) of the Agreement, no such payment or reimbursement, including any related gross-up payment, will be made prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s separation from service; or (ii) the date of Employee’s death, and on the first Employer  payroll date occurring on or following the first day of the seventh (7th) month following the date of the Employee’s separation from service, or, if earlier, on the date of the Employee’s death, the amount of all payments or reimbursements delayed pursuant to this sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and reimbursements pursuant to Section 10 (b) of this Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein and any gross-up payment shall be paid to Employee by no later than the end of the calendar year in which he pays the related tax.

3.           A new Section 22 is hereby added to the Employment Agreement, to read in its entirety, as follows:

Section 409A.

(a)           Although the Employer does not guarantee the tax treatment of any particular payment or benefit, it is intended that the provisions of this Agreement provide for payments or benefits that either comply with, or are exempt from, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)           With regard to any installment payments provided for herein, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

(c)           To the extent any reimbursement of costs or expenses provided for in this Agreement constitutes taxable income to the Employee for federal income tax purposes, all such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

4.           Capitalized terms used in this Amendment Number One and not otherwise defined have the meaning set forth in the Employment Agreement. Except as expressly set forth herein, the Employment Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Maidenform, Inc.

By:	/s/ Maurice S. Reznik	/s/ Thomas J. Ward
	Maurice S. Reznik	Thomas J. Ward
Chief Executive Officer